EXHIBIT 6
 SCHEDULE OF TRANSACTIONS

The following table sets forth all transactions with respect to the shares of New Common Stock effected during the past sixty days prior to the filing of this Amendment No. 4 by the Clients. All of these transactions were effected in the open market through a broker.

Date of Transaction	Transaction	Amount of Securities	Price
04/29/2025	Sell	25,000	$43.8037
04/30/2025	Sell	20,000	$44.1535
05/01/2025	Sell	30,000	$44.7643
05/02/2025	Sell	27,999	$46.2802
05/05/2025	Sell	3,956	$46.0038
05/08/2025	Sell	1,636	$46.50
05/09/2025	Sell	6,558	$46.608
05/12/2025	Sell	9,695	$48.0261
05/13/2025	Sell	13,630	$48.6946
05/14/2025	Sell	4,266	$49.004
05/15/2025	Sell	20,000	$49.17
05/16/2025	Sell	10,493	$49.5078
06/04/2025	Sell	2,900	$49.5069
06/05/2025	Sell	12,100	$49.8791
06/06/2025	Sell	5,000	$50.2515
06/06/2025	Sell	7,581	$50.2633
06/09/2025	Sell	12,419	$50.5966
06/10/2025	Sell	10,000	$51.3284
06/16/2025	Sell	24,850	$51.8681